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                                 Exhibit 99.1

                BOSTON LIFE SCIENCES' ANTIGEN-TARGETING PROTEIN
                      SUPPRESSES SOLID TUMORS IN ANIMALS

   Monoclonal Antibody-Related Fusion Toxin Achieves 80% Suppression of Tumor
                                     Growth

January 11, 2000--Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that its anti-cancer fusion toxin licensed from Hebrew University in Jerusalem significantly inhibited experimental colon cancer growth in a well-recognized animal model. The fusion toxin, comprised of an antigen-specific targeting molecule coupled to a bacterial-derived cell killing toxin, is similar in concept to a monoclonal antibody (Mab) in that it targets a specific antigen present on a tumor cell's surface. In the case of BLSI's fusion toxin, the targeting molecule is an analogue of Gonadotropin-releasing Hormone (GnRH) that specifically targets and binds to the GnRH receptors that are present on approximately 70% of adenocarcinomas. Adenocarcinomas account for approximately 70% of all solid tumors, including those of the colon, prostate and breast. Following internalization by the tumor cell of the GnRH analogue, the bacterial toxin attached to the GnRH targeting molecule is released into the cancer cell, resulting in cell death. The targeting and cell killing ability of the fusion toxin appears to be, at the very least, as efficient as that achieved by highly specific monoclonal antibodies, the Company said.

In this model designed to simulate very rapid cancer growth, human colon cancer cells were injected into nude mice and, after 5 days to allow for the cells to develop into a solid tumor, the mice were treated with the GnRH fusion toxin 4 times per week for 10 days. There was no apparent undesirable toxicity seen in any of the animals. After 18 days of growth, the tumors were removed and measured. The growth of the tumors in treated animals was suppressed approximately 80% compared to the growth of tumors in the control animals.

"As far as we know, this is the first potential broad-based targeting approach to treating adenocarcinomas, a class that represents the largest segment of solid tumors, and which also have been extremely resistant to therapy," stated Dr. Marc Lanser, Chief Scientific Officer of BLSI. "Using the strategy of specific targeting based on the concepts of monoclonal antibody technology, our collaborating scientists constructed a fusion toxin that could target its `antigen' with the same specificity as Mabs, and could apparently kill targeted cells even more efficiently than Mabs. The key to this success was the discovery by the Hebrew University scientific team that the majority of adenocarcinomas express receptors for GnRH, and that these adenocarcinomas could be effectively targeted and killed using a GnRH-based fusion toxin, as described and published in the Journal of Biological Chemistry, 272;11597-11603;1997."

"It is well worth noting that this particular antigen, present on most adenocarcinomas, appears to be much more widely expressed than some of the other antigens that have been used to develop effective Mabs. Therefore, based on the initial clinical success of both monoclonal antibodies and other fusion toxins, several of which have been approved and effectively launched, plus the widespread expression of the GnRH receptor on a variety of major adenocarcinomas, we have high hopes for the clinical efficacy of our own fusion toxin for the treatment of this broad segment of cancer."

"We are also particularly excited about the potential for synergy with our anti-angiogenic product Troponin I, since anti-angiogenic therapy seems to synergize well with cytotoxic therapy. While these two different approaches to tumor inhibition are each predicated on their own method of action, yet seem to compliment one another in overall suppression of metastatic growth, their potential combined effect offers the prospect of a very powerful therapeutic strategy to combat disease progression," added Dr. Lanser.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to fusion toxins, BLSI's products in clinical trials or in preclinical development include: Altropane(TM), a radioimaging agent for the diagnosis of Parkinson's Disease and Attention Deficit Hyperactivity Disorder; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

                                     # # #

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Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the adequacy of the Company's capital resources, discussions with regulatory agencies, expected timing and results of clinical trials, schedules of IND, NDA and all other regulatory submissions, the possible approval of products, the timing of product introductions, the market size for the Company's products and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties and actual results may vary materially from these statements. Factors that may affect future results include: regulatory decisions, results of scientific data from clinical trials; delays in the regulatory or development processes; the ability to obtain intellectual property protection, the outcome of discussions with potential partners, the availability and adequacy of financial resources, market acceptance of the Company's products and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A.


For further information, please contact:

Media                       Investors                     Corporate
Jim Weinrebe                Maria Zapf                    Boston Life Sciences, Inc.
Schwartz Communications     Boston Life Sciences, Inc.    Marc Lanser, M.D.
781.684.0770                617.425.0200                  Chief Scientific Officer
                                                          617.425.0200

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